Exhibit 10.19

FORM OF SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is made and entered into as of [   ], by and between [   ] (“Employee”) and Rocket Pharmaceuticals, Inc., a Delaware Corporation (the “Company”).

WHEREAS, the Company employs Employee as its [   ]; and

WHEREAS, the Company wishes to provide for certain payments to Employee in the event of a qualifying termination of employment or a change in control of the Company, as defined herein;

NOW, THEREFORE, in consideration of Employee’s continuing service to the Company and of the mutual covenants, promises and obligations set forth herein between the parties, the parties agree as follows:

1.           At-Will Status.

a.          Employee and the Company understand and agree that Employee’s employment with the Company is at-will, meaning that the Company or Employee may terminate Employee’s employment at any time, with or without reason or notice, and nothing in this Agreement constitutes a promise to employ or to continue to employ Employee for any period of time or is otherwise intended to constitute a contract or guarantee of continued employment; provided, however, that Employee shall be entitled to severance or Change in Control payments (as that phrase is defined below) as set forth in this Agreement.

b.          For purposes of this Agreement, “Change in Control” is defined as (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

2.           Termination for Cause or Without Good Reason. If Employee’s employment is terminated by the Company for Cause or by Employee without Good Reason, Employee shall be entitled to receive:

a.          any accrued but unpaid base salary and accrued but unused vacation which shall be paid within one (1) month following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures or such earlier date as may be required by applicable law;

b.          any unpaid annual bonus with respect to any completed fiscal year immediately preceding the Termination Date; provided, however, that, if Employee’s employment is terminated by the Company for Cause, then any such accrued but unpaid annual bonus shall be forfeited;

c.           reimbursement for unreimbursed business expenses properly incurred by Employee, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

d.          such employee benefits, if any, to which Employee may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall Employee be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

e.           Items 2(a) through 2(d) are referred to herein collectively as the “Accrued Amounts”.

f.
For purposes of this Agreement, “Cause” shall mean, as determined by the Board of Directors of the Company (the “Board”), in their discretion exercised in good faith,  Employee’s dismissal as a result of:  (i) any material breach by the Employee of any agreement between the Employee and the Company; (ii) the conviction of, indictment  for or plea of nolo contendere by the Employee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of the employee’s Disability) by the Employee of the Employee’s duties to the Company.

g.           For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the term of employment without Employee’s written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Employee describing the applicable circumstances (which notice must be provided by the Employee within ninety (90) days of the Employee’s knowledge of the applicable circumstances), of one or more of the following:

i.	a material, adverse change in the Employee’s duties, responsibilities, authority, title or reporting structure;

ii.	a material reduction in the Employee’s base salary or bonus opportunity; or

iii.	a geographical relocation of the Employee’s principal office location by more than fifty (50) miles.

h.          Without Cause or for Good Reason.  If Employee’s employment with the Company is terminated by the Company without Cause or by Employee for Good Reason, Employee shall be entitled to receive the Accrued Amounts.  If Employee executes a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”), then Employee will receive, subject to such Release becoming irrevocable, in addition to the Accrued Amounts:

i.
a lump sum payment equal to [nine (9) / twelve (12)] months of Employee’s base salary for the year in which the Termination Date occurs, which shall be paid within thirty (30) days following Employee’s execution and non-revocation of the Release provided that if the effective date of such Release could span two calendar years depending on the date on which the Employee signs the Release, the payment will not be made until the later calendar year; and

ii.
If Employee timely elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Employee for the monthly COBRA premium paid by Employee for [him / her]self and her dependents for a period of [nine (9) / twelve (12)] months following the Termination Date.

i.            Death or Disability.  Employee’s employment hereunder shall terminate automatically upon Employee’s death, and the Company may terminate Employee’s employment on account of Employee’s Disability. If Employee’s is terminated on account of Employee’s death or Disability, Employee (or Employee’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

i.	the Accrued Amounts; and

ii.
a pro-rata portion of the annual bonus, if any, that Employee would have earned for the calendar year in which the Termination Date occurs, the determination of such annual bonus to remain in the sole and absolute discretion of the Board.

j.          For purposes of this Agreement, Disability shall mean, as determined by management or the Board, in their discretion exercised in good faith, the Employee’s inability to engage in the activities required by the Employee’s position at the Company by reason of any medically determinable and documented physical or mental impairment which can reasonably be expected to result in death or to last for a continuous period of not less than 24 months..

3.           Change in Control Termination.

a.          Notwithstanding any other provision contained herein, if Employee’s employment hereunder is terminated by Employee for Good Reason or by the Company without Cause (other than on account of Employee’s death or Disability), in each case within twelve (12) months following a Change in Control, Employee shall be entitled to receive, subject to Employee’s execution and non-revocation of a Release:

i.
the Accrued Amounts and a lump sum amount equal to [eighteen (18) months of the] Employee’s annual salary during the fiscal year in which the termination occurs (not including any reduction of such salary leading to Employee’s termination with Good Reason) which shall be paid within thirty (30) days following Employee’s execution and non-revocation of the Release provided that if the effective date of such Release could span two calendar years depending on the date on which the Employee signs the Release, the payment will not be made until the later calendar year;

ii.
A lump sum amount equal to any annual bonus to which Employee would have been entitled during the fiscal year in which the termination occurred, such annual bonus to be determined in the sole and absolute discretion of the Board and consistent with any bonus awarded to the Company’s [      ] in that same year; and

iii.
If Employee timely elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Employee for the monthly COBRA premium paid by Employee for [him / her]self and [his / her] dependents for a period of [twelve (12) / eighteen (18)] months following the Termination Date.

b.         Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Internal Revenue Code (“Section 409(A)”).  Further, notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Employee incurs a “separation from service” within the meaning of Section 409A.

4.           Section 280G.

a.          If any of the payments or benefits received or to be received by Employee (including, without limitation, any payment or benefits received in connection with a Change in Control or Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would, but for this Section 4, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Employee of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Employee if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. For purposes of this Agreement, “Net Benefit” means the present value of the 280G Payments net of all federal, state, local, foreign income, employment and excise taxes. Any reduction made pursuant to this section will be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

b.           All calculations and determinations under this section will be made by an independent accounting firm or independent tax counsel appointed by the Company (“Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Employee for all purposes. For purposes of making the calculations and determinations required by this section, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Employee shall furnish the Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section, and the costs of such determination shall be borne by the Company.

5.          Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of New York without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of State of New York, New York County. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

6.          Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

7.           Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Employee and by a duly and expressly authorized representative of the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

8.          Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

9.           Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.         Section 409A.

a.          General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

b.           Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with [his / her] termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

11.         Successors and Assigns. This Agreement is personal to Employee and may not be assigned by Employee. Any purported assignment by Employee shall be null and void ab initio. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its affiliates, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

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ROCKET PHARMACEUTICALS, INC.

By:

Its